Exhibit 99.1

FOR IMMEDIATE RELEASE	For Further Information:
Jill Peters, Investor Relations Contact
(310) 893-7456 or investorrelations@kbhome.com

KB HOME ELECTS JODEEN A. KOZLAK TO ITS BOARD OF DIRECTORS
Long-Standing Board Member, Kenneth M. Jastrow II, Assumes Director Emeritus Role

LOS ANGELES (January 25, 2021) – KB Home (NYSE: KBH) today announced the election of Jodeen A. Kozlak to its Board of Directors on January 21, 2021. Ms. Kozlak was also appointed to the Board’s Management Development and Compensation Committee. In conjunction with Ms. Kozlak’s election to the Board, Kenneth M. Jastrow II, a Board member since 2001 and former Lead Independent Director, has stepped down from the Board and as Chair of the Management Development and Compensation Committee in order to assume the advisory role of Director Emeritus. Melissa B. Lora, Lead Independent Director, has been appointed Chair of the Management Development and Compensation Committee. With these changes, the Company’s Board will remain at 12 members, of which 11 are independent.

“We are pleased and excited to welcome Jodee to our Board of Directors,” said Jeffrey Mezger, Chairman, President and Chief Executive Officer. “Her depth of knowledge across corporate strategy, workforce management, organizational development and leadership will enhance the diversity of expertise represented by our existing Board members. We are a people-driven business and Jodee’s perspective will be valuable as we continue to expand our scale in a considered and strategic manner.”

“Today’s actions mark a key step in the Board’s thoughtful and proactive approach to succession planning as several members approach retirement age. In the newly created Director Emeritus role, Kenny will serve as a non-voting advisor to the Board, giving us the continued benefit of his wisdom and insight. Kenny’s suggestion that he should transition to this advisory role is emblematic of his commitment to the Company and has allowed us to act now to bring Jodee onto the Board.”

Ms. Kozlak is the founder of Kozlak Capital Partners, a strategic advisory firm. Prior to founding this firm in 2017, she was the first Senior Vice President of Human Resources of Alibaba Group, establishing the strategic direction for its worldwide talent. Previously, she spent over a decade on the Executive Committee of Target Corporation, in the role of

Executive Vice President and Chief Human Resources Officer, setting the strategy for Target’s global workforce of over 350,000 team members. Ms. Kozlak also serves on the boards of C.H. Robinson Worldwide, Inc. (NASDAQ: CHRW), Leslie’s, Inc. (NASDAQ: LESL), MGIC Investment Corporation (NYSE: MTG), and Aspen Dental, a privately held company.

About KB Home
KB Home is one of the largest and most recognized homebuilders in the United States and has been building quality homes for over 60 years. Today, KB Home operates in 45 markets across eight states, serving a wide array of buyer groups. What sets us apart is how we give our customers the ability to personalize their homes from homesites and floor plans to cabinets and countertops, at a price that fits their budget. We are the first builder to make every home we build ENERGY STAR® certified. In fact, we go beyond the EPA requirements by ensuring every ENERGY STAR certified KB home has been tested and verified by a third-party inspector to meet the EPA’s strict certification standards, which help to lower the cost of ownership and to make our new homes healthier and more comfortable than new ones without certification. We also work with our customers every step of the way, building strong personal relationships so they have a real partner in the homebuying process, and the experience is as simple and easy as possible. Learn more about how we build homes built on relationships by visiting kbhome.com.
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